Exhibit 3.2
AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
SMITHFIELD FOODS, INC.
ARTICLE I
The name of the corporation is Smithfield Foods, Inc. (the “Corporation”).
ARTICLE II
The Corporation’s purpose is to engage in any lawful business not required by law to be specifically stated in these Amended and Restated Articles of Incorporation (these “Articles”).
ARTICLE III
The Corporation shall have the authority to issue 5,000,000,000 shares of common stock, no par value (“Common Stock”), and 100,000,000 shares of preferred stock, no par value (“Preferred Stock”). The rights, preferences, voting powers and the qualifications, limitations and restrictions of the authorized stock shall be as follows:
(A)    Voting Powers
1.     Each share of Common Stock outstanding on any voting record date shall be entitled to one vote on any action of shareholders for which that voting record date was fixed. Except as otherwise required by the Virginia Stock Corporation Act (as it may be amended from time to time, the “Act”), the general voting power for all purposes shall be vested in the Common Stock.
2.     Except as otherwise required by these Articles, the Act, or the Board of Directors acting pursuant to the Act, and subject to the rights of the holders of any Preferred Stock then outstanding:
(i)     The vote required to constitute any voting group’s approval of any corporate action, except the election of directors, an amendment of these Articles, an adoption, amendment or repeal of the bylaws of the Corporation (the “Bylaws”), a plan of merger, share exchange, domestication or conversion, a proposed sale or other disposition of the Corporation’s assets that requires shareholder approval pursuant to Section 13.1-724 of the Act (or any successor provision), or the dissolution of the Corporation, shall be the affirmative vote of a majority of all votes cast on the matter by such voting group;

(ii)     The Bylaws shall set forth the vote required for the election of directors or, if not set forth in the Bylaws, directors shall be elected by a plurality of the votes cast by the shares entitled to vote in such election; and
(iii) The vote required to constitute any voting group’s approval of an amendment of these Articles, an adoption, amendment or repeal of the Bylaws, a plan of merger, share exchange, domestication or conversion, a proposed sale or other disposition of the Corporation’s assets that requires shareholder approval pursuant to Section 13.1-724 of the Act (or any successor provision), or the dissolution of the Corporation shall be the affirmative vote of a majority of all votes entitled to be cast on the matter by such voting group.
(B)    Common Stock
1.    Dividends
Subject to the applicable provisions of the Act and any rights of the holders of any Preferred Stock then outstanding, the holders of Common Stock shall be entitled to receive such dividends and other distributions, if any, as the Board of Directors may declare thereon from time to time out of assets or funds of the Corporation and shall share equally on a per share basis in all such dividends and other distributions.
2.    Dissolution
In the event of the Corporation’s dissolution, whether voluntary or involuntary, after payment or provision for the payment of all liabilities and any amounts required to be paid to the holders of any Preferred Stock then outstanding, the remaining assets of the Corporation shall be distributed equally on a per share basis to the holders of Common Stock. For purposes of this Article III(B)(2), the voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the assets of the Corporation or a merger or share exchange involving the Corporation and one or more other entity (whether or not the Corporation is the entity surviving such merger) shall not be deemed to be a dissolution of the Corporation.
(C)    Preferred Stock
The Board of Directors, without shareholder action, may, by adoption of an amendment of these Articles:
1.     Classify any unissued shares into one or more classes or into one or more series within one or more classes;

2.     Reclassify any unissued shares of any class into one or more classes or into one or more series within one or more classes; or
3.     Reclassify any unissued shares of any series of any class into one or more classes or into one or more series within one or more classes.
If the Board of Directors acts pursuant to this Article III(C), the Board of Directors may determine the number of shares and the terms, including the preferences, limitations and rights (including, without limitation, voting rights, preferences and the relative, participating, optional or other special rights of the shares of any class or series of Preferred Stock and any qualifications, limitation and restrictions thereof), to the extent permitted by the Act, of any class of shares of Preferred Stock before the issuance of any shares of that class, or of one or more series within a class before the issuance of any shares of that series. Each class or series shall be appropriately designated by a distinguishing designation prior to the issuance of any shares thereof. The Preferred Stock of all classes and series shall have preferences, limitations and rights identical with those of other shares of the same class or series. The preferences, limitations and rights of each series shall be identical with those of shares of other series of the same class, except to the extent otherwise provided in the description of the series.
Prior to the issuance of any shares of a class or series of Preferred Stock, (1) the Board of Directors shall establish such class or series, without any action required by the shareholders, by adoption of an amendment of these Articles and by filing with the State Corporation Commission of Virginia articles of amendment setting forth the designation and number of shares of the class or series and the preferences, limitations and rights thereof, and (2) the State Corporation Commission of Virginia shall have issued a certificate of amendment.
(D)    No Preemptive Rights
No holder of any capital stock of the Corporation shall have any preemptive right to subscribe for, purchase or acquire (1) any shares of capital stock of the Corporation or (2) any warrants, rights or options to acquire any shares of capital stock or any security or other obligation of the Corporation convertible into or carrying a right to subscribe for or acquire any shares of capital stock or warrants, rights or options to acquire shares of capital stock.
(E)    Shareholder Action by Written Consent
Until such time as WH Group ceases to own, in the aggregate, a majority of the then outstanding shares of Common Stock, any action required or permitted to be taken at any annual or special meeting of shareholders may be taken without a meeting if one or more written consents bearing the date of signature and describing the action taken are signed by holders of Common Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Common Stock entitled to vote thereon were present and voted and are delivered to the Corporation. After WH Group ceases to own, in the aggregate, a majority of the then outstanding shares of Common Stock, any action required or permitted to be taken at any annual or special meeting of shareholders may be taken without a meeting only if one or more written consents bearing the date of signature and describing the action taken are signed by all of the shareholders entitled to vote on the action and are delivered to the Corporation. Notice of any action taken without a meeting shall be given before or after the action is taken, in each case, to the extent such notice is required by the Act.
ARTICLE IV
(A)    Board of Directors
The number of directors shall be fixed by or in accordance with the Bylaws. Commencing on the effective date of these Articles, the Board of Directors shall be divided into three classes, Class I, Class II and Class III, as nearly equal in number as may be practicable, with the directors in Class I having a term expiring at the first annual meeting of shareholders after their election, the directors in Class II having a term expiring at the second annual meeting of shareholders after their election and the directors in Class III having a term expiring at the third annual meeting of shareholders after their election and, in each case, until such directors’ successors are duly elected and qualified. At each annual meeting of shareholders, the successors to the class of directors whose terms then shall expire shall be identified as being of the same class as the directors they succeed and elected to hold office for a term expiring at the third succeeding annual meeting of shareholders and until such directors’ successors are duly elected and qualified. For purposes of this Article IV, “annual meeting of shareholders” means an annual meeting of shareholders or, to the extent permitted by Article III(E), shareholder action by written consent expressly taken to elect directors in lieu of holding an annual meeting of shareholders. When the number of directors is changed, any newly created directorships or any decrease in directorships shall be apportioned among the classes by the Board of Directors as to make all classes as nearly equal in number as may be practicable.
Until such time as WH Group ceases to own, in the aggregate, a majority of the then outstanding shares of Common Stock, directors may be removed, with or without cause, by the affirmative vote of a majority of the votes entitled to be cast by the then outstanding shares of capital stock of the Corporation that are entitled to vote generally in the election of directors. After WH Group ceases to own, in the aggregate, a majority of the then outstanding shares of Common Stock, directors may be removed only for cause and only by the affirmative vote of a majority of the votes entitled to be cast by the then outstanding shares of capital stock of the Corporation that are entitled to vote generally in the election of directors.

Except pursuant to the limitations set forth below with respect to the WH Group Parties’ designation rights, any vacancy on the Board of Directors, including a vacancy resulting from an increase in the number of directors, shall be filled by the Board of Directors by the affirmative vote of a majority of the directors in office or, if the directors remaining in office are less than a quorum of the Board of Directors, then by the affirmative vote of a majority of such directors remaining in office, or, if there are no directors remaining in office, then by the shareholders.
To the full extent permitted by the Act, the Board of Directors is expressly empowered to adopt, amend and repeal the Bylaws.
(B)    WH Group Directors
1.    WH Group Parties Designation Rights
For purposes of this Article IV(B), the following terms shall have the meanings indicated:
“Applicable Exchange Standards” shall mean listing standards of the NYSE, Nasdaq or the securities exchange registered with the United States Securities and Exchange Commission under Section 6 of the Exchange Act on which the Common Stock is then primarily listed for trading, as applicable.
“Cause” shall mean with respect to a director (a) willful and continued failure substantially to perform his or her duties as a director, (b) willful conduct which is materially injurious to the Corporation or any of its subsidiaries, monetarily or otherwise, (c) conviction for, or guilty plea to, a felony or a crime involving moral turpitude, or (d) abuse of illegal drugs or other controlled substances or habitual intoxication.
“Independent Director” shall mean a director that satisfies the independence requirements of Rule 10A-3(b)(1) under the Securities Exchange Act of 1934 (as amended, the "Exchange Act") and Applicable Exchange Standards, including with respect to standards applicable to service on committees of the Board of Directors, as applicable.
“WH Group Director” shall mean any director on the Board of Directors who is a WH Group Designee.
For so long as WH Group owns, in the aggregate, a majority of the then outstanding shares of Common Stock, the WH Group Parties shall have the right to designate for inclusion in the slate of directors nominated by the Board of Directors (or any nominating committee thereof) for election to the Board of Directors (each person so designated, a “WH Group Designee”) a majority of the members of the Board of Directors.

If at any time WH Group owns, in the aggregate, shares of Common Stock representing less than a majority but at least 10% of the then outstanding shares of Common Stock, the number of persons the WH Group Parties shall be entitled to designate for inclusion in the slate of directors to be nominated by the Board of Directors (or any nominating committee thereof) for election to the Board of Directors shall be equal to the number of directors computed using the following formula (rounded up to the nearest whole number): the product of (i) the percentage of the then outstanding shares of Common Stock owned, in the aggregate, by WH Group and (ii) the number of directors then on the Board of Directors (assuming no vacancies exist).  Notwithstanding the foregoing, if the calculation set forth in the foregoing sentence would result in the WH Group Parties being entitled to nominate a majority of the members of the Board of Directors solely as a result of rounding, the formula will be recalculated with the product being rounded down to the nearest whole number; provided, however, that if WH Group, at any time, acquires additional shares of Common Stock so that WH Group owns, in the aggregate, a majority of the outstanding shares of Common Stock, then the number of persons the WH Group Parties shall be entitled to designate for inclusion in the slate of directors being nominated by the Board of Directors (or any nominating committee thereof) for election to the Board of Directors shall be adjusted upward, if appropriate as a result of rounding, in accordance with the provisions of this Article IV(B).
For so long as the WH Group Parties are entitled to designate any WH Group Designees pursuant to this Article IV(B), the Board of Directors shall not nominate for election to the Board of Directors a number of directors greater than the authorized number of directorships at such time. With respect to each meeting of shareholders at which directors are to be elected to the Board of Directors, the Corporation shall cause each WH Group Designee designated by the WH Group Parties for election to the Board of Directors to be included in the slate of nominees set forth in the Corporation’s proxy materials.
2.    Vacancies
In the event that any WH Group Designee serving on the Board of Directors shall cease to serve as a director for any reason, the vacancy resulting therefrom shall be filled by the Board of Directors with a substitute WH Group Designee that is designated in writing by the WH Group Parties.  In the event that as a result of any increase in the size of the Board of Directors, the WH Group Parties are entitled to have one or more additional WH Group Designees elected to the Board of Directors pursuant to this Article IV(B), the Board of Directors shall appoint the appropriate number of such additional WH Group Designees.

3.    Change in Size of Board of Directors and Removal of Chairperson
The number of directors shall be determined as provided in the Bylaws; provided, however, that for so long as WH Group owns, in the aggregate, a majority of the outstanding shares of Common Stock, the Corporation shall not (either directly or indirectly through a subsidiary, or through one or a series of related transactions), without the prior written consent of the WH Group Parties, (i) change the number of directors on the Board of Directors or (ii) remove (other than for Cause) the Chairperson of the Board of Directors.
4.    Committees
Audit Committee. At any time during which the Board of Directors includes a WH Group Director who is also an Independent Director, at least one member of the audit committee of the Board of Directors shall, at the option of the WH Group Parties, be a WH Group Director, provided that such WH Group Director shall also meet the standards for audit committee membership as set forth in Applicable Exchange Standards.
Compensation and Nominating and Governance Committees. For so long as WH Group owns, in the aggregate, at least 25% of the then outstanding shares of Common Stock, the WH Group Parties shall have the right to designate a number of WH Group Directors who are serving on the Board of Directors to serve on each of the compensation committee and the nominating and governance committee of the Board of Directors (“Standing Committees”) equal, in each case, to the product of (i) the percentage of the then outstanding shares of Common Stock owned by WH Group and (ii) the total number of directors entitled to serve on such Standing Committee (the “Standing Committee Designation Number”); provided, that at any time following the first date on which WH Group ceases to own, in the aggregate, a majority of the then outstanding shares of Common Stock, any such WH Group Directors shall be Independent Directors.  Within 60 days of a decrease in the number of WH Group Directors to which the WH Group Parties are entitled to cause to serve on a Standing Committee pursuant to the immediately preceding sentence, unless otherwise determined by a majority of the Independent Directors who are not WH Group Designees, the WH Group Parties shall instruct a sufficient number of WH Group Designees to promptly resign from such Standing Committee such that the number of WH Group Designees equals the Standing Committee Designation Number and shall use their reasonable best efforts to cause such individual to so resign from such Standing Committee.

ARTICLE V
(A)    Definitions
For purposes of this Article V, the following terms shall have the meanings indicated:
1.     “eligible person” means a person who is or was a director or officer of the Corporation or a person who, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, manager, partner, trustee, employee or agent of another entity or employee benefit plan. A person shall be considered to be serving an employee benefit plan at the Corporation’s request if his or her duties to the Corporation also impose duties on, or otherwise involve services by, him or her to the plan or to participants in or beneficiaries of the plan;
2.     “expenses” includes, without limitation, counsel fees and expenses;
3.     “liability” means the obligation to pay a judgment, settlement, penalty, fine (including any excise tax assessed with respect to an employee benefit plan) or reasonable expenses incurred with respect to a proceeding;
4.     “party” includes, without limitation, an individual who was, is or is threatened to be made a defendant or respondent in a proceeding; and
5.     “proceeding” means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative and whether formal or informal.
(B)    Limitation of Liability
To the full extent permitted by the Act, as it exists on the effective date of this Article V or as hereafter amended, in any proceeding brought by or in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, no director or officer of the Corporation shall be liable to the Corporation or its shareholders for monetary damages arising out of any transaction, occurrence or course of conduct, whether occurring prior or subsequent to the effective date of this Article V.
(C)    Indemnification
To the full extent permitted by the Act, as it exists on the effective date of this Article V or as hereafter amended, the Corporation shall indemnify and hold harmless any person who was or is a party to any proceeding, including a proceeding brought by or in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, by reason of the fact that such person is or was an eligible person against any liability incurred by such person in connection with such proceeding, except for liability resulting from such person’s having engaged in willful misconduct or a knowing violation of the criminal law.
(D)    Termination of Proceeding
The termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the eligible person did not meet the relevant standard of conduct that is a prerequisite to the limitation or elimination of liability provided in Article V(B) or to such person’s entitlement to indemnification under Article V(C).
(E)    Determination of Availability
The Corporation shall indemnify and hold harmless under Article V(C) any eligible person who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which such person was a party by reason of the fact that such person is or was an eligible person. Any other indemnification under Article V(C) (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case after a determination has been made that indemnification is proper in the circumstances because the eligible person has met the relevant standard of conduct under Article V(C).
The determination shall be made:
1.     If there are two or more disinterested directors (as that term is used in Section 13.1-701 of the Act (or any successor provision)), by the Board of Directors by a majority vote of all the disinterested directors, a majority of whom shall for such purpose constitute a quorum, or by a majority of the members of a committee of two or more disinterested directors appointed by such a vote;
2.    By special legal counsel:
(a)     Selected in the manner prescribed in subdivision 1 of this subsection; or
(b)    If there are fewer than two disinterested directors, selected by the Board of Directors, in which selection directors who do not qualify as disinterested directors may participate;
3.    By the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted on the determination; or

4.    In any other manner permitted by the Act.
Notwithstanding the other provisions of this Article V(E), in the event there has been a change in the composition of a majority of the Board of Directors after the date of the alleged act or omission with respect to which indemnification is claimed other than through successor directors whose nomination or election was approved by the Board of Directors as it existed prior to such date, any determination as to such indemnification shall be made by special legal counsel agreed upon by the Board of Directors and the eligible person. If the Board of Directors and the eligible person are unable to agree upon such special legal counsel, the Board of Directors and the eligible person each shall select a nominee, and the nominees shall select such special legal counsel.
(F)    Advances
To the full extent permitted by the Act, as it exists on the effective date of this Article V or as hereafter amended, the Corporation shall, before the final disposition of a proceeding, pay for or reimburse the reasonable expenses incurred in connection with the proceeding by any eligible person who is a party to the proceeding by reason of the fact that such person is an eligible person if such eligible person delivers to the Corporation a signed written undertaking to repay funds the advanced if it is ultimately determined that he or she is not entitled to be indemnified under this Article V or the Act. The undertaking required by this Article V(F) shall be an unlimited general obligation but need not be secured and shall be accepted without reference to the financial ability of the eligible person to make repayment.
(G)    Indemnification of Others
The Corporation is empowered to indemnify and advance expenses to or contract to indemnify or advance expenses to any person not specified in Article V(C) or Article V(F) who was, is or may become a party to any proceeding, by reason of the fact that he or she is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, manager, partner, trustee, employee or agent of another entity or employee benefit plan, to the same or a lesser extent as if such person were specified as one to whom indemnification or advancement of expenses is granted in Article V(C) or Article V(F).
(H)    Application; Amendment
The provisions of this Article V shall be applicable to all proceedings commenced after it becomes effective arising from any act or omission, whether occurring before or after such effective date. No amendment or repeal of this Article V shall impair or otherwise diminish the rights provided under this Article V (including those created by contract) with respect to any act or omission occurring prior to such amendment or repeal. The Corporation shall promptly take all such actions and make all such determinations and authorizations as shall be necessary or appropriate to comply with its obligation to make any indemnity against liability, or to advance any expenses, under this Article V and shall promptly pay or reimburse all reasonable expenses incurred by any eligible person in connection with such actions and determinations or proceedings of any kind arising therefrom.
(I)    Insurance
The Corporation may purchase and maintain insurance to indemnify it against the whole or any portion of the liability assumed by it in accordance with this Article and may also procure insurance, in such amounts as the Board of Directors may determine, on behalf of any eligible person (and for a person referred to in Article V(G)) against any liability asserted against or incurred by such person whether or not the Corporation would have power to indemnify such person against such liability under the provisions of this Article V or the Act.
(J)    Further Indemnity
1.     Every reference herein to directors, officers, managers, trustees, partners, employees or agents shall include former directors, officers, managers, trustees, partners, employees or agents and their respective heirs, estates, executors, personal representatives and administrators. The indemnification hereby provided and provided hereafter pursuant to the power hereby conferred by this Article V shall not be exclusive of any other rights to which any person may be entitled, including any right under policies of insurance that may be purchased and maintained by the Corporation or others, with respect to claims, issues or matters in relation to which the Corporation would not have the power to indemnify such person under the provisions of this Article V.
2.     Nothing herein shall prevent or restrict the power of the Corporation to make or provide for any further indemnity or advancement of expenses, or provisions for determining entitlement to indemnity or advancement of expenses, pursuant to one or more agreements, Bylaws, resolutions of directors or shareholders, or other arrangements (including, without limitation, creation of trust funds or security interests funded by letters of credit or other means); provided, however, that any provision of any such agreement, Bylaw, resolution or other arrangement shall not be effective if and to the extent that it is determined to be contrary to this Article or applicable laws of the Commonwealth of Virginia, but other provisions of any such agreement, Bylaw, resolution or other arrangement shall not be affected by any such determination.
(K)    Severability
Each provision of this Article V shall be severable, and an adverse determination as to any such provision shall in no way affect the validity of any other provision.

ARTICLE VI
Article 14 of Chapter 9 of Title 13.1 of the Code of Virginia shall not apply to the Corporation.
Article 14.1 of Chapter 9 of Title 13.1 of the Code of Virginia shall not apply to the Corporation.
ARTICLE VII
(A)    Affiliated Transactions
The Corporation shall not engage in any affiliated transaction with any interested shareholder for a period of three years following such interested shareholder’s determination date unless approved by the affirmative vote of a majority (but not less than two) of the disinterested directors and by the affirmative vote of the holders of two-thirds of the voting shares other than shares beneficially owned by the interested shareholder. The Corporation may engage in an affiliated transaction with an interested shareholder beginning three years after such interested shareholder’s determination date, provided such transaction complies with the provisions of Article VI(C).
(B)    Voting Requirements for Affiliated Transactions
Except as provided in Article VII(D) and notwithstanding the provisions of Article III or subsection A of Section 13.1-638 of the Act (or any successor provision), in addition to any affirmative vote required by any other section of this Article VII or by these Articles, an affiliated transaction shall be approved by the affirmative vote of the holders of two-thirds of the voting shares other than shares beneficially owned by the interested shareholder.
(C)    Determination by Disinterested Directors
A majority of the disinterested directors shall have the power to determine for the purposes of this Article VII:
1.     Whether a person is an interested shareholder;
2.     The number of voting shares beneficially owned by any person;
3.     Whether a person is an affiliate or associate of another;
4.     Whether the securities to be issued or transferred by the Corporation or any of its subsidiaries to any interested shareholder have an aggregate fair market value equal to or greater than five percent of the aggregate fair market value of all of the outstanding voting shares of the Corporation or any of its subsidiaries as of the determination date; and
5.     Whether the assets or amount of indebtedness guaranteed that may be the subject of any affiliated transaction constitutes more than five percent of the consolidated net worth of the Corporation.
(D)    Exceptions
The voting requirements set forth in Article VII(C) do not apply to a particular affiliated transaction if either of the following conditions are met:
1.     The affiliated transaction has been approved by a majority of the disinterested directors; or
2.     If the affiliated transaction consideration will be paid to the holders of each class or series of voting shares and the following conditions will be met:
(a) The aggregate amount of the cash and the fair market value as of the valuation date of consideration other than cash to be received per share by holders of each class or series of voting shares in such affiliated transaction is at least equal to the highest of the following:
(1) if applicable, the highest per share price, including any brokerage commissions, transfer taxes, and soliciting dealers’ fees paid by the interested shareholder for any shares of such class or series acquired by it (i) within the two-year period immediately preceding the determination date or (ii) in the transaction in which it became an interested shareholder, whichever is higher, plus, in either case, interest compounded annually from the earliest date on which such highest per share acquisition price was paid, being the “share acquisition date,” through the date the affiliated transaction is effected at the rate for one-year United States Treasury obligations from time to time in effect, less the aggregate amount of any cash dividends paid, and the market value of any dividends paid other than in cash, per share of such class or series, since the share acquisition date, up to the amount of such interest;
(2) the fair market value per share of such class or series on the announcement date or on the determination date, whichever is higher being the “measuring date,” plus, in either case, interest compounded annually from the measuring date through the date the affiliated transaction is effected at the rate for one-year United States Treasury obligations from time to time in effect, less the aggregate amount of any cash dividends paid, and the market value of any dividends paid other than in cash, per share of such class or series, since the measuring date, up to the amount of such interest;

(3) if applicable, the price per share equal to the per share amount determined pursuant to Article VII(E)(2)(a)(2) multiplied by the ratio of (i) the highest per share price including any brokerage commissions, transfer taxes and soliciting dealers’ fees paid by the interested shareholder for any shares of such class or series acquired by it within the two-year period immediately preceding the determination date to (ii) the fair market value per share of such class or series on the first day in such two-year period on which the interested shareholder acquired any shares of such class or series; and
(4) if applicable, the highest preferential amount, if any, per share to which the holders of such class or series are entitled in the event of any voluntary or involuntary dissolution of the Corporation;
(b) The consideration to be received by holders of outstanding shares shall be in cash or in the same form as the interested shareholder has previously paid for shares of the same class or series and if the interested shareholder has paid for shares with varying forms of consideration, the form of the consideration will be either cash or the form used to acquire the largest number of shares of such class or series previously acquired by the interested shareholder;
(c) During such portion of the three-year period preceding the announcement date that such interested shareholder has been an interested shareholder, except as approved by a majority of the disinterested directors:
(1) There shall have been no failure to declare and pay at the regular date therefor any full periodic dividends, whether or not cumulative, on any outstanding shares of the Corporation;
(2) There shall have been (i) no reduction in the annual rate of dividends paid on any class or series of voting shares, except as necessary to reflect any subdivision of the class or series, and (ii) an increase in such annual rate of dividends as necessary to reflect any reclassification, including any reverse stock split, recapitalization, reorganization, or similar transaction that has the effect of reducing the number of outstanding shares of the class or series; and
(3) Such interested shareholder shall not have become the beneficial owner of any additional voting shares except as part of the transaction that results in such interested shareholder becoming an interested shareholder;
(d) During such portion of the three-year period preceding the announcement date that such interested shareholder has been an interested shareholder, except as approved by a majority of the disinterested directors, such interested shareholder shall not have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges, or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such affiliated transaction or otherwise; and
(e) Except as otherwise approved by a majority of the disinterested directors, a proxy or information statement describing the affiliated transaction and complying with the requirements of the Exchange Act and the rules and regulations thereunder (or any subsequent provisions replacing the Exchange Act or such rules or regulations) is mailed to holders of voting shares of the Corporation at least 25 days before the consummation of such affiliated transaction, whether or not such proxy or information statement is required to be mailed pursuant to such Act, rules, regulations, or subsequent provisions.
(E)    Definitions
For purposes of this Article VII, the following terms shall have the meanings indicated:
“affiliate” shall mean a person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the person specified.
“affiliated transaction” shall mean any of the following transactions:
1.     Any merger of the Corporation or any of its subsidiaries with any interested shareholder or with any other corporation that immediately after the merger would be an affiliate of an interested shareholder that was an interested shareholder immediately before the merger;
2.     Any share exchange pursuant to Section 13.1-717 of the Act (or any successor provision) in which any interested shareholder acquires one or more classes or series of voting shares of the Corporation or any of its subsidiaries;
3.     Except for transactions in the ordinary course of business, (i) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any interested shareholder of any assets of the Corporation or of any of its subsidiaries having an aggregate fair market value in excess of five percent of the Corporation’s consolidated net worth as of the date of the Corporation’s most recently available financial statements, or (ii) any guaranty by the Corporation or any of its subsidiaries (in one transaction or a series of transactions) of indebtedness of any interested shareholder in an amount in excess of five percent of the Corporation’s consolidated net worth as of the date of the Corporation’s most recently available financial statements;

4.     The sale or other disposition by the Corporation or any of its subsidiaries to an interested shareholder (in one transaction or a series of transactions) of any voting shares of the Corporation or any of its subsidiaries having an aggregate market value in excess of five percent of the aggregate market value of all outstanding voting shares of the Corporation except pursuant to a share dividend or the exercise of rights or warrants distributed or offered on a basis affording substantially proportionate treatment to all holders of the same class or series of voting shares;
5.     The dissolution, domestication or conversion of the Corporation if proposed by or on behalf of an interested shareholder; or
6.     Any reclassification of securities, including any reverse stock split, or recapitalization of the Corporation, or any merger of the Corporation with any of its subsidiaries or any distribution or other transaction, whether or not with or into or otherwise involving an interested shareholder, which has the effect, directly or indirectly (in one transaction or a series of transactions), of increasing by more than five percent the percentage of the outstanding voting shares of the Corporation or any of its subsidiaries beneficially owned by any interested shareholder.
“associate” shall mean as to any specified person:
1.     Any entity, other than the Corporation and any of its subsidiaries, of which such person is an officer, director, manager, or general partner or is the beneficial owner of 10 percent or more of any class of voting shares or other interests;
2.     Any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and
3.     Any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is an officer or director of the Corporation or any of its affiliates.
“beneficially own”, “beneficially owned” and “beneficial owner” shall have the meanings set forth in Section 13(d) of the Exchange Act and the rules and regulations thereunder.
“control” shall mean the possession, directly or indirectly, through the ownership of voting securities, by contract, arrangement, understanding, relationship or otherwise, of the power to direct or cause the direction of the management and policies of a person. The beneficial ownership of 10 percent or more of a corporation’s voting shares shall be deemed to constitute control.

“determination date” shall mean the date on which an interested shareholder became an interested shareholder.
“disinterested director” shall mean as to any particular interested shareholder (i) any member of the Board of Directors of the Corporation who was a member of the Board of Directors before the determination date and (ii) any member of the Board of Directors of the Corporation who was recommended for election by, or was elected to fill a vacancy and received the affirmative vote of, a majority of the disinterested directors then on the Board of Directors.
“fair market value” shall mean:
1.     In the case of shares, the highest closing sale price of a share quoted during the 30-day period immediately preceding the date in question on the composite tape for shares listed on the NASDAQ Stock Market, or, if such shares are not quoted on the composite tape on the NASDAQ Stock Market, on the principal United States securities exchange registered under the Exchange Act on which such shares are listed, or, if such shares are not listed on any such exchange, the highest closing bid quotation with respect to a share during the 30-day period preceding the date in question on the NASDAQ stock market automated quotations system or any similar system then in general use, or, if no such quotations are available, the fair market value of a share on the date in question as determined by a majority of the disinterested directors; and
2.     In the case of property other than cash or shares, the fair market value of such property on the date in question as determined by a majority of the disinterested directors.
“interested shareholder” shall mean any person that is:
1.     The beneficial owner of more than 10 percent of any class of the outstanding voting shares of the Corporation; provided, however, that the term “interested shareholder” shall not include (i) the Corporation or any of its subsidiaries, (ii) any savings, employee stock ownership, or other employee benefit plan of the Corporation or any of its subsidiaries, or any fiduciary with respect to any such plan when acting in such capacity, (iii) any member of WH Group or (iv) any “group” (as contemplated under Rule 13d-5 of the Exchange Act (or any successor provision)) and any member of any such “group” to which any member of WH Group is a party. For the purpose of determining whether a person is an interested shareholder, the number of voting shares deemed to be outstanding shall include shares deemed owned by the interested shareholder through application of subdivision 3 under the definition of “beneficial owner” but shall not include any other voting shares that may be issuable pursuant to any contract, arrangement, or understanding, upon the exercise of any conversion right, exchange right, warrant, or option, or otherwise; or

2.     An affiliate or associate of the Corporation and at any time within the preceding three years was an interested shareholder of such corporation.
“valuation date” shall mean, if the affiliated transaction is voted upon by shareholders, the day before the date of the vote of shareholders or, if the affiliated transaction is not voted upon by shareholders, the date of the consummation of the transaction.
“voting shares” shall mean the outstanding shares of all classes or series of the Corporation entitled to vote generally in the election of directors.
ARTICLE VIII
(A)    Waiver of Business Opportunities
In recognition and anticipation of the fact that (i) certain directors, principals, officers, employees or other representatives of members of WH Group may serve as directors, officers or employees of the Corporation, (ii) members of WH Group may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage, or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (iii) members of WH Group and the Corporation may have contractual and business relations with each other, the provisions of this Article VIII are set forth to regulate and define the conduct and certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve members of WH Group and the powers, rights, duties and liabilities of the Corporation and its directors, officers and shareholders in connection therewith.
The Corporation hereby agrees that no member of WH Group or any director, officer or employee of the Corporation or its subsidiaries who is also a director, officer or employee of a member of WH Group (collectively, “Identified Persons” and, individually, an “Identified Person”) shall, to the fullest extent permitted by applicable law, have any duty to refrain from, directly or indirectly, (1) engaging in the same or similar business activities or lines of business in which the Corporation or any of its affiliates now engages or proposes to engage or (2) otherwise competing with the Corporation or any of its affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its shareholders or to any affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity that may be a business opportunity for an Identified Person and the Corporation or any of its affiliates, except as provided in Article VIII(B). Subject to Article VIII(B), in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity that may be a business opportunity for itself, herself or himself and the Corporation or any of its affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its shareholders or to any affiliate of the Corporation for breach of any fiduciary duty as a shareholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such business opportunity for itself, herself or himself, or offers or directs such business opportunity to another person or does not communicate information regarding such business opportunity to the Corporation.
Any person or entity purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article VIII.
(B)    Exceptions
Notwithstanding anything to the contrary contained in Article VIII(A), the Corporation does not renounce its interest in any business opportunity offered to an Identified Person if such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Corporation, and the provisions of Article VIII(A) shall not apply to any such business opportunity.
ARTICLE IX
Except as otherwise required by the Act, special meetings of shareholders may be called only by (i) the Board of Directors acting pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office, (ii) the Chairman of the Board of Directors, (iii) the President of the Corporation, or (iv) for so long as WH Group owns, in the aggregate, a majority of the then outstanding shares of Common Stock, any WH Group Party.
ARTICLE X
For purposes of these Articles, “WH Group” means (a) WH Group Limited, a Cayman Islands limited liability company ("WH Group Limited"); (b) any and all successors to WH Group Limited by way of merger, consolidation or sale of all or substantially all of its assets or equity; (c) any corporation, limited liability company, joint venture, partnership, trust, association or other entity in which WH Group Limited: (i) beneficially owns, either directly or indirectly, more than 50 percent of (A) the total combined voting power of all classes of voting securities of such entity, (B) the total combined equity interests or (C) the capital or profits interest, in the case of a partnership or (ii) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body, but in each case shall not include the Corporation or any subsidiary of the Corporation; or (d) any person or entity that acquires a majority of the then outstanding shares of Common Stock directly from one or more WH Group Parties. Any member of WH Group that is a shareholder of the Corporation is referred to as a “WH Group Party.”